Exhibit 10.3

PORCH GROUP, INC.

2020 Stock Incentive Plan

STOCK OPTION AWARD NOTICE

[Name of Optionee]

You have been awarded an option to purchase shares of Common Stock of Porch Group, Inc., a Delaware corporation (the “Company”), pursuant to the terms and conditions of the Porch Group, Inc. 2020 Stock Incentive Plan (the “Plan”) and the Stock Option Agreement (together with this Award Notice, the “Agreement”). Copies of the Plan and the Stock Option Agreement are attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Option:You have been awarded an incentive stock option to purchase from the Company shares of its Common Stock, par value $0.0001 per share (the “Common Stock”), subject to adjustment as provided in Section 5.2 of the Agreement

Option Date:March __, 2021

Exercise Price:	$[______][1] per share, subject to adjustment as provided in Section 5.2 of the Agreement.
Vesting Schedule:

Except as otherwise provided in the Plan, the Agreement or any other agreement between the Company or any of its Subsidiaries and you, the Option shall be immediately vested as of the Option Date with respect to 25% of the shares of Common Stock subject to the Option and thereafter shall vest in monthly installments on the last day of each month, commencing with the first month following the one-year anniversary of the Option Date (each such date, a “Vesting Date”); provided that you are, and have been, continuously (except for any absence for vacation, leave, etc. in accordance with the Company's or its Subsidiaries' policies): (x) employed by the Company or any of its Subsidiaries; (y) serving as a Non-Employee Director or (z) providing services to the Company or any of its Subsidiaries as an advisor or consultant, in each case, from the date of this Agreement through and including the applicable Vesting Date.

1 NTD: Will equal the closing stock price on the date of grant.

Expiration Date:

Except to the extent earlier terminated pursuant to Section 2.2 of the Agreement or earlier exercised pursuant to Section 2.3 of the Agreement, the Option shall terminate at 5:00 p.m., U.S. Pacific time, on the ten-year anniversary of the Option Date.

PORCH GROUP, INC.

By:
Name:
Title:

Acknowledgment, Acceptance and Agreement:

By signing below and returning this Award Notice to Porch Group, Inc. or electronically accepting it on the Company’s third-party stock plan administrator’s platform, I hereby acknowledge receipt of the Agreement and the Plan, accept the Award granted to me and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

Optionee

Date

PORCH GROUP, INC.

2020 STOCK INCENTIVE PLAN

Stock Option Agreement

Porch Group, Inc., a Delaware corporation (the “Company”), hereby grants to the individual (“Optionee”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Option Date”), pursuant to the provisions of the Porch Group, Inc. 2020 Stock Incentive Plan (the “Plan”), an option to purchase from the Company the number of shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), set forth in the Award Notice at the price per share set forth in the Award Notice (the “Exercise Price”) (the “Option”), upon and subject to the terms and conditions set forth below, in the Award Notice and in the Plan. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1.Option Subject to Acceptance of Agreement. The Option shall be null and void unless Optionee shall accept this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company (or electronically accepting this Agreement within the Optionee’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect).

2.Time and Manner of Exercise of Option.

2.1.Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the expiration date set forth in the Award Notice (the “Expiration Date”).

2.2.Vesting and Exercise of Option. Subject to Section 5.3, the Option shall become vested and exercisable in accordance with the Vesting Schedule set forth in the Award Notice. Subject to any employment agreement or severance plan in effect on the Option Date and Section 5.3, the Option shall be exercisable following a termination of Optionee’s employment according to the following terms and conditions:

(a)Termination of Employment due to Disability. If Optionee’s employment with the Company terminates by reason of Optionee’s Disability, then the Option, to the extent vested on the effective date of such termination of employment, may thereafter be exercised by Optionee until and including the earlier to occur of (i) 12 months after the date of such termination of employment and (ii) the Expiration Date (except as otherwise provided pursuant to Section 2.2(b) below), and the unvested portion of the Option shall terminate immediately upon such termination of employment.

(b)Optionee’s Death. If (i) Optionee’s employment with the Company terminates by reason of Optionee’s death or (ii) if Optionee dies within three months following Optionee’s termination of employment from the Company for any reason other than for Cause, then the Option, to the extent vested on the effective date of such termination of employment, may thereafter be exercised by Optionee until and including the earlier to occur of (i) 12 months after the date of such termination of employment and (ii) the Expiration Date, and the unvested portion of the Option shall terminate immediately upon such termination of employment.

(c)Termination by Company for Cause. If Optionee’s employment with the Company terminates by reason of the Company’s termination of Optionee’s employment for Cause, then the Option, whether or not vested, shall terminate immediately upon such termination of employment.

(d)Termination Other than for Cause, Death or Disability. If Optionee’s employment with the Company terminates for any reason other than as set forth in Sections 2.2(a) through 2.2(c) hereof, then the Option, to the extent vested on the effective date of such termination of employment, may thereafter be exercised by Optionee until and including the earlier to occur of (i) the date which is 90 days after the date of such termination of employment and (ii) the Expiration Date (except as otherwise provided pursuant to Section 2.2(b) above), and the unvested portion of the Option shall terminate immediately upon such termination of employment.

(e)Definitions.

(i)“Cause” shall have the meaning set forth in any employment agreement or offer letter between the Company and Optionee in effect as of the Option Date or, if no such employment agreement or offer letter exists that defines such term, “Cause” shall mean (v)  Optionee’s conviction or plea of no contest to a felony; (w) Optionee’s willful malfeasance or gross misconduct in connection with Optionee’s employment; (x) a substantial, willful and continual refusal by Optionee to perform the duties, responsibilities or obligations assigned to Optionee by the Company, following receipt of written notice of such deficiency from the Company; (y) Optionee’s material failure to fully cooperate with a regulatory investigation involving the Company or any of its Subsidiaries or affiliates; or (z) any one or more acts by Optionee of dishonesty, theft, larceny, embezzlement or fraud from or with respect to the Company or any Subsidiary or affiliate.

(ii)“Disability” means Optionee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve months as provided in Sections 22(e)(3) of the Code.

2.3.Method of Exercise. Subject to the limitations set forth in this Agreement, the Option, to the extent vested, may be exercised by Optionee (a) by delivering to the Company an exercise notice in the form prescribed by the Company specifying the number of whole shares of Common Stock to be purchased and by accompanying such notice with payment therefor in full (or by arranging for such payment to the Company’s satisfaction) either (i) in cash, (ii) if permitted by the Company, by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iii) if permitted by the Company, by authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (iv) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (v) by a combination of (i), (ii) and (iii), and (b) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by Optionee. No certificate representing a share of Common Stock shall be issued or delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 5.1, have been paid. Any determination by the Company with respect to the tendering or withholding of shares of Common Stock to satisfy the exercise price shall be made by the Committee if the Optionee is subject to Section 16 of the Exchange Act.

2.4.Termination of Option. In no event may the Option be exercised after it terminates as set forth in this Section 2.4. The Option shall terminate, to the extent not earlier terminated pursuant to Section 2.1 or Section 2.2 or exercised pursuant to Section 2.3, on the Expiration Date. Upon the termination of the Option, the Option and all rights hereunder shall immediately become null and void.

3.Transfer Restrictions and Securities Laws Restrictions.

3.1.Nontransferability of Option. The Option may not be transferred by Optionee other than by will or the laws of descent and distribution or pursuant to the designation of one or more beneficiaries on the form prescribed by the Company. Except to the extent permitted by the foregoing sentence, (a) during Optionee’s lifetime the Option is exercisable only by Optionee or Optionee’s legal representative, guardian or similar person and (b) the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

3.2.Investment Representation. Optionee hereby represents and covenants that (a) any shares of Common Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, Optionee shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (i) is true and correct as of the date of any purchase of any shares hereunder or (ii) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.

4.Compliance with Restrictive Covenants and Clawback.

(a)Clawback of Proceeds. If Optionee violates any agreement between Optionee and the Company or its Subsidiaries with respect to non-competition and non-solicitation: (i) the Option shall be forfeited and (ii) the Optionee shall immediately remit a cash payment to the Company equal to the difference between (A) the Fair Market Value of a share of Common Stock on the date on which the Company first became aware of such violation or the date of Optionee’s termination of employment, whichever is greater, and (B) the per share Exercise Price, multiplied by (y) the number of shares of Common Stock purchased pursuant to the exercise of the Option. The remedy provided by this Section 4 shall be in addition to and not in lieu of any rights or remedies which the Company may have against the Optionee in respect of a breach by the Optionee of any duty or obligation to the Company.

(b)Right of Setoff. The Optionee agrees that by accepting the Award Notice the Optionee authorizes the Company and its affiliates to deduct any amount or amounts owed by the Optionee pursuant to this Section 4 from any amounts payable by or on behalf of the Company or any affiliate to the Optionee, including, without limitation, any amount payable to the Optionee as salary, wages, vacation pay, bonus or the settlement of the Option or any stock-based award. This right of setoff shall not be an exclusive remedy and the Company’s or an affiliate’s election not to exercise this right of setoff with respect to any amount payable to the Optionee shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Optionee or any other remedy.

5.Additional Terms and Conditions.

5.1.Tax Matters.

(a)Withholding Taxes. As a condition precedent to the issuance of Common Stock following the exercise of the Option, Optionee shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option. If Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Optionee. Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company; (ii) if permitted by the Company, delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (iii) if permitted by the Company, authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to Optionee upon exercise of the Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; (iv) except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (v) any combination of (i), (ii) and (iii). Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments (or such higher withholding rate permitted by the Committee and which does not result in adverse accounting consequences to the Company).

Any fraction of a share of Common Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by Optionee. No share of Common Stock or certificate representing a share of Common Stock shall be issued or delivered until the Required Tax Payments have been satisfied in full. Any determination by the Company with respect to the tendering or withholding of shares of Common Stock to satisfy the Required Tax Payments shall be made by the Committee if the Optionee is subject to Section 16 of the Exchange Act.

(b)Tax Status. If the Option is designated as an “Incentive Stock Option” on the Award Notice, then the Option granted hereby is intended to qualify as an “incentive stock option” under Section 422 of the Code. Notwithstanding the foregoing, the Option shall not qualify as an “incentive stock option” if any of the following events occur: (i) the Optionee disposes of the Common Stock acquired pursuant to the Option at any time during the two-year period following the Option Date or the one-year period following the date of any exercise of the Option; (ii) except in the event of the Optionee’s death or Disability, the Optionee is not employed by the Company or a Subsidiary at all times during the period beginning on the Option Date and ending on the day that is three months before the date of any exercise of the Option; or (iii) the aggregate fair market value of the Common Stock subject to “incentive stock options” held by the Optionee which become exercisable for the first time in any calendar year (under all plans of the Company or a Subsidiary) exceeds $100,000. For purposes of clause (iii) above, the “fair market value” of the Common Stock shall be determined as of the Option Date. To the extent that all or a portion of the Option does not qualify as an “incentive stock option,” it shall not affect the validity of the Option (or portion thereof) and shall constitute a separate non-qualified stock option without any further action by the Company or the Optionee.

5.2.Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the number and class of securities subject to the Option and the Exercise Price shall be equitably adjusted by the Committee, such adjustment to be made in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) to prevent dilution or enlargement of rights of participants. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

5.3.Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or issuance of shares hereunder, the Option may not be exercised, in whole or in part, and such shares may not be issued, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action. If the exercise of the Option within the time periods specified in Section 2.2 is prohibited in order to comply with applicable law pursuant to this Section 5.3, then the Option shall remain exercisable until the later of (i) thirty (30) days after the date such exercise first would no longer be prevented by this Section 5.3 or (ii) the end of the applicable time period under Section 2.2; provided that, in any event, the Option shall not be exercisable later than the Expiration Date.

5.4.Issuance or Delivery of Shares. Upon the exercise of the Option, in whole or in part, the Company shall issue or deliver, subject to the conditions of this Agreement, the number of shares of Common Stock purchased against full payment therefor. Such issuance shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance, except as otherwise provided in Section 5.1.

5.5.Option Confers No Rights as Stockholder. Optionee shall not be entitled to any privileges of ownership with respect to shares of Common Stock subject to the Option unless and until such shares are purchased and issued upon the exercise of the Option, in whole or in part, and Optionee becomes a stockholder of record with respect to such issued shares. Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and issued.

5.6.Option Confers No Rights to Continued Employment. In no event shall the granting of the Option or its acceptance by Optionee, or any provision of this Agreement or the Plan, give or be deemed to give Optionee any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.

5.7.Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

5.8.Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.

5.9.Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Porch Group, Inc., Attn: Stock Plan Administrator, 2200 1st Avenue South, Suite 300, Seattle, Washington 98134; stock@porch.com, and if to Optionee, to the last known mailing address of Optionee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

5.10.Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

5.11.Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Optionee hereby acknowledges receipt of a copy of the Plan.

5.12.Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee.

5.13.Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

5.14.Amendment and Waiver. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would materially impair the Optionee’s rights under this Agreement shall be subject to the written consent of the Optionee. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

5.15.Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.